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                                                                     EXHIBIT 4.5
                                                        FORM OF NEW SECURED NOTE

                       SYSTEMONE TECHNOLOGIES INC.

                           PROMISSORY NOTE

$__________________                                       As of December 9, 2002
                                                              New York, New York

         SECTION 1. General. SYSTEMONE TECHNOLOGIES INC., a Florida corporation (hereinafter referred to as the "Borrower"), with offices at 8305 N.W. 27th Street, Miami, Florida 33122, for value received, hereby promises to pay to _________________, or registered assigns, the principal amount of $______________, on the Maturity Date (as defined in the Loan Agreement hereinafter described), in such coin or currency of the United States of America as at the time of payment shall be legal tender therein for the payment of public and private debts and to pay interest on such principal amount at the rates and on the dates described in Section 2.3 of the Loan Agreement hereinafter described. The Borrower further agrees to pay interest at such rates described in the Loan Agreement on any overdue principal and (to the extent permitted by law) on any overdue interest, from the due date thereof until the obligation of the Borrower with respect to the payment thereof shall be discharged; all payments and prepayments of principal of this Note and all payments of the interest on this Note to be made at ____________, or such other location as shall be specified in writing by the holder of this Note to the Borrower.

         SECTION 2. Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state.

         SECTION 3. Related Agreements. This Note is issued pursuant to, and is one of the Notes referred to in, the Loan Agreement dated as of August 7, 2000, as amended by that First Amendment dated as of November 10, 2000, that Second Amendment dated as of November 30, 2000, that Third Amendment dated as of February 27, 2002, that Fourth Amendment dated as of September 30, 2002 and that Fifth Amendment dated as of the date first set forth above (herein referred to as the "Loan Agreement") among the Borrower, Hanseatic Americas LDC, Environmental Opportunities Fund II, L.P. and Environmental Opportunities Fund II (Institutional), L.P., and is entitled to the benefits and is subject to the provisions thereof (including, without limitation, those providing for the optional and mandatory prepayment of this Note and the acceleration of the maturity hereof), and to the benefits of the Security Agreement, August 7, 2000, as amended by that First Amendment to Security Agreement dated November 10, 2000, that Second Amendment to Security Agreement dated November 30, 2000, and that Third Amendment to Security Agreement dated the date first set forth above, as from time to time further amended, among the Borrower, Hanseatic Americas LDC, Environmental Opportunities Fund II, L.P. and Environmental Opportunities Fund II (Institutional), L.P. Copies of such agreements may be obtained by any holder of this Note at the principal executive offices of the Borrower.

         SECTION 4. SUBORDINATION. THE RIGHTS AND REMEDIES OF THE HOLDER HEREOF ARE SUBJECT TO AND SUBORDINATED TO THE TERMS AND PROVISIONS OF A SUBORDINATION AGREEMENT, DATED NOVEMBER 30, 2000,
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ENTERED INTO WITH HANSA FINANCE LIMITED LIABILITY COMPANY, A DELAWARE LIMITED
LIABILITY COMPANY.

         SECTION 5. Registration. The Borrower shall keep or cause to be kept a note register for the Notes in which the Borrower shall provide for the registration of the Notes and the registration of transfers of the Notes. The Borrower shall keep this register in a manner that causes the Notes to be in registered form within the meaning of Section 163(f) of the Internal Revenue Code of 1986, as amended, and the applicable treasury regulations. Prior to due presentment for registration of transfer of any Note, the Borrower may treat the person in whose name any Note is registered (as of the day of determination) as the holder of such Note for the purpose of receiving payments of principal of and interest on such Note and for all other purposes, and neither the Borrower nor any agent of the Borrower shall be affected by notice to the contrary.

         IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first-above written.

ATTEST:                                         SYSTEMONE TECHNOLOGIES INC.

By:_______________________________              By:_____________________________
Name: Pierre G. Mansur                          Name: Paul I . Mansur
Title: President                                Title: Chief Executive Officer

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